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                                                                         EX-99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., October 8, 2001 -- Komag, Incorporated (OTC BB: KMAG), the largest independent producer of media for disk drives, today announced that Western Digital Corporation (NYSE: WDC) has agreed to extend its Volume Purchase Agreement ("VPA") with the company for an additional three year term. The VPA now provides that Komag will supply a substantial proportion of Western Digital's disk requirements through April 2005.

Matt Massengill, Western Digital's president and CEO said, "Komag and Western Digital have enjoyed a long standing relationship due to Komag's ability to deliver both technically advanced and high quality products. We anticipate that Komag will continue to provide these high quality products and will support our future technology needs. In addition, we expect that Komag will be the industry's low cost leader as they successfully restructure their company."

"As our largest customer, Western Digital is key to our ability to succeed," commented T.H. Tan, Komag's CEO. "Our working relationship is the foundation upon which we are rebuilding our company. Over the last several years we have employed a virtual vertical integration strategy, a key in managing time to market. We are particularly pleased with Western Digital's vote of confidence in extending the VPA. We expect to continue our strong partnership with Western Digital as we work through our restructuring process and well into the future."

About Komag

Founded in 1983, Komag is the world's largest independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its U.S. R&D centers with its world-class Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag creates extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as peer-to-peer servers, digital video recorders and game boxes.

For more information about Komag, visit Komag's Internet home page at http://www.komag.com or call Komag's Investor Relations 24-hour Hot Line at 888-66-KOMAG or 408-576-2901.

Forward-Looking Statements

This press release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the company's current judgment and include, but are not limited to, future sales, acceptance and confirmation of a plan of reorganization, and the company's emergence from chapter 11. The company's actual results for future periods could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, the company's chapter 11 filing, variability in demand for and average selling price of disks, the impact of demand variation on factory utilization, the company's ability to achieve its operating yield, cost and profitability targets, the company's ability to satisfy customer qualification requirements, and the other factors described in the company's reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.